UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 12, 2006
King Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	001-15875	54-1684963
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

501 Fifth Street, Bristol, Tennessee	37620
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On February 12, 2006, King Pharmaceuticals, Inc. (“King”) entered into a Generic Distribution Agreement with Cobalt Pharmaceuticals, Inc. a corporation organized under the laws of Canada (“Cobalt”), pursuant to which King granted Cobalt a non-exclusive and non-transferable right to distribute a generic formulation of Altace® in the United States. Cobalt will purchase from King all of its requirements for such generic product in finished form. Cobalt will pay King a price per unit for the generic product fixed at a gross margin acceptable to King, not to exceed a specific amount. Unless earlier terminated, the agreement will remain effective for six months and, thereafter, automatically renew for additional six-month periods.
Also on February 12, 2006, King and its affiliate, King Pharmaceuticals Research and Development, Inc., (together, the “Company”) entered into a series of agreements with Selamine Limited, a corporation organized under the laws of Ireland (“Selamine”), and Robin Hood Holdings Limited, Arrow Pharm Malta Limited and Arrow International Limited (“Arrow”), each a corporation organized under the laws of Malta.
Pursuant to a Ramipril Patent License Agreement, the Company exclusively licensed from Selamine various rights, under certain patents, to use, offer for sale, market, sell, import and distribute in the United States novel formulations of pharmaceutical products with ramipril as the sole active ingredient, excluding any ramipril formulation for the treatment or prevention of diabetes (“Novel Ramipril Products”). The Novel Ramipril Products contain the same active ingredient as the Company’s branded product, Altace®. The Company also obtained a co-exclusive license from Selamine to manufacture the Novel Ramipril Products under certain specified circumstances, provided the Novel Ramipril Products are sold only in the United States. The Company made a $10 million upfront payment to Selamine in consideration of the rights and licenses granted to the Company under the agreement.
Pursuant to a Ramipril Application License Agreement, the Company exclusively licensed from Arrow certain rights under certain current and future new drug applications relating to the Novel Ramipril Products (“NDAs”), as well as certain related know-how, to use, offer for sale, market, sell, import and distribute Novel Ramipril Products in the United States. Arrow also granted the Company a co-exclusive right to manufacture the Novel Ramipril Products under certain specified circumstances, provided such Novel Ramipril Products are sold only in the United States. In addition, Arrow granted the Company an exclusive option to acquire Arrow’s entire right, title and interest to the NDAs and any amendments thereto. Such option is exercisable upon final approval of any NDA by the United States Food and Drug Administration (“FDA”), and the payment by the Company of an option exercise fee. The Company paid $25 million to Arrow upon execution of the agreement, and furthermore the Company agreed to pay Arrow $50 million based on the timing of certain events and could pay Arrow an additional $25 million based on the occurrence of certain conditions.
In addition, pursuant to a Product Supply Agreement, King agreed to exclusively purchase its entire requirements of the Novel Ramipril Products from Selamine for use in the United States, subject to certain conditions. Unless earlier terminated, the agreement will remain in effect until the end of the life of the last to expire of the patents related to the rights King licensed from Selamine pursuant to the above-mentioned patent license agreement.

The foregoing descriptions of the Ramipril Patent License Agreement, the Ramipril Application License Agreement, the Product Supply Agreement and the Generic Distribution Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each such agreement, copies of which will be filed with the Company’s Annual Report on Form 10-K for the twelve-month period ending December 31, 2005.
The press release announcing the Company’s entry into these agreements is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
ITEM 8.01 Other Events.
On February 16, 2006, the Company issued a press release announcing its entrance into a series of agreements with Selamine Limited, Robin Hood Holdings Limited, Arrow Pharm Malta Limited, Arrow International Limited and Cobalt Pharmaceuticals, Inc., the full text of which is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) The following exhibit is furnished with this report:

Exhibit Number	Description
99.1	Press Release dated February 16, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

King Pharmaceuticals, Inc. (Registrant)
Date: February 16, 2006	/s/ Joseph Squicciarino
Joseph Squicciarino
Chief Financial Officer